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EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-68039, 333-07791 and 33-63433 and Forms S-3 No. 333-44805 and
333-82753) and each related Prospectus pertaining to the 1982 Stock Option Plan, 1992 Stock Option Plan, Non-Qualified Stock Option Plan Agreements and Consultant Agreement and the registration of 7,673,628 shares of common stock of CompuMed, Inc., of our report dated December 5, 2000, with respect to the consolidated financial statements of CompuMed, Inc. included in its Annual Report (Form 10-KSB) as of September 30, 2000 and for the two years then ended, filed with the Securities and Exchange Commission.




                                       /s/ ERNST & YOUNG LLP



Los Angeles, California
December 27, 2000